UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☒	Soliciting Material under §240.14a-12

OAK STREET HEALTH, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

The following is a transcript of a video distributed by Oak Street Health, Inc. to its employees:

Julie Silverstein: Good afternoon, everybody. For those of you who don’t know me. I’m Julie Silverstein. I am the chief medical officer for care delivery and what that means is that I have the incredible privilege of leading our fantastic provider group. Today, I’m really excited to be here with our CEO Mike Pykosz, for those of you who have not met him in the past, to help us discuss, to digest, and to ask questions about the announcement of our new relationship with CVS Health.

So as you likely know by now, we’ve entered into a transaction as Oak Street Health to be acquired by CVS Health.

Our entire executive medical leadership team knows that along with the incredible excitement from this change comes a lot of questions, some doubts, and likely some anxiety.

Many of you who know me know that my biggest commitment here at Oak Street is to the people of Oak Street Health. Very specifically, our providers are the backbone of the organization. Each and every one of you is really highly valued as a member of our team. The secondly, many of us are here to provide outstanding Primary Care, often in very vulnerable communities. Our Oaky way statement is that we are devoted to creating a sense of belonging, inspiring confidence, and delivering the care our communities deserve. One of the most important things that Mike and I can share with you today is that this will not change. The care model will not change, nor will the way we deliver care.

That’s probably the most important part of today’s conversation. One of the things that we’ve heard the most about from our community at large, but more specifically our providers, is about some concerns about the stability of our culture. We have a lot of pride in the culture that we’ve created and that we live every day at Oak Street Health, and we’d like to understand the commitment to maintaining that culture as we become part of CVS health.

Mike Pykosz: Thanks, appreciate that. And look, I’m glad you brought culture first because I do think, you know, for me personally one of the reasons I love Oak Street Health and one of my favorite parts about being part of Oak Street is our culture. We have an amazing culture. Patient first culture, really focused on our mission of rebuilding healthcare as it should be. And I kind of think about that in two ways. First, what creates our culture is an incredible team that lives our values every day. And our team’s not changing. Our values are not changing so I have a lot of confidence that our culture is not going to change. We’re going to maintain that same culture, that same focus on our mission, the same focus on the communities we serve, the same focus on our patients.

And at the same time. I have a lot of confidence in my ability to say that because you know, we’ve been along a journey over the last 10 years. We’ve had a lot of milestones on that journey, steps on that journey. To me, this is not an endpoint, this another step on a journey to transform healthcare. And when we first started Oak Street Health in the early years, we raised money from private equity for the first time and there was concern and there was consternation that well look these are private equity folks. All they care about is money. Are they going to push us to do the wrong thing, etc.? How’s that going to impact our culture? And the reality is we continued to grow, and our culture just got stronger. And frankly our teams were very insulated from that and we still did the right things for patients, every day, every time. And fast forward to two and a half years ago we went public. And look, prior to our IPO, it was great, we were private, we were able to keep things private. No one knew things like revenue or profitability or all these different financial metrics and frankly, I think at that time, probably half the people that worked at Oak Street Health probably thought we were not for profit. We love it that way. We love being under the radar. We went public because it’s a great way to raise capital, to invest in our model and expand to new communities. And, you know, with going public became being in the public eye, and having to do quarterly earnings and all these different things that come along with being a publicly traded company. And the reality is people were very worried about that.

We were good at communicating, messaging and nothing changed. And our mission only got stronger and our culture only got stronger. And so yes, this is another step. It’s a big change, it’s getting a lot of headlines right now, but I think what we’ll find out in reality [is that], in the short term. nothing’s going to change. And long and medium term very few things are going to change. It’s going to be Oak Street teams and Oak Street leadership, whether it’s a good thing or not I’m staying, so you’re stuck with me. And it’s going to be us doing a great job caring for our patients and that will be a constant. So, I’m very confident in the culture and the missions can only be enhanced going forward.

Julie Silverstein: Can you talk a little bit about what it’s going to feel like to be a piece of CVS health and why you know we are going to be so successful with this business relationship?

Mike Pykosz: Yeah, I mean, a couple things on that. Number one, you know, we are a public company and they are a public company, which I mean crazy set up, disclosure requirements that you have to do by law. So, we had to announce to the marketplace that we did this, right? If we were both private companies, we wouldn’t bother to tell anyone because we don’t want it to be a big change. We want it to be, very kind of smooth, right, just like when we raised, you know, money years ago. We didn’t make press releases and announcements when we were a private company, so I kind of miss being private because you can be more private. The benefits of being a public company is we’re able, there’s a lot of money to invest back in our care model, to invest back in our community. And to me this is a very similar step here, right? CVS health is a massive organization. So you hear CVS, you obviously think about, you know, the pharmacies because they’re front facing but they’re also the largest pharmacy benefits manager in the background. They have a lot of different resources and they’re in a lot of different parts of healthcare. One thing they’re not in is primary care. MinuteClinics are a very different model—that is more urgent care and kind of just not what we do and so they recognized, you know, almost a year and a half ago now that they wanted to be part of the primary care space. They recognize that’s where you can make a huge amount of impact on patients and that’s such an incredible part, incredibly impactful part of the patient journey that they knew they had to be part of that, or they really wouldn’t be able to impact health care in the way they wanted to. They spent a very thorough search before they chose Oak Street and I got the question earlier well “Why did it take so long to find Oak Street, right? We’re out there guys, how do you miss us?” And the reality is because, actually, we’re really expensive. Because we’re really good at what we do. You are all amazing at what we do, and our model is very effective. And so I honestly I think they tried to find out are there other ways they can get that and then they realized that no, one has the results, and the consistency, and the strength of the Oak Street team, and the culture of the mission. And so they made the choice to really kind of partner with the best. It’s that you can go on with comfort because one they don’t do what we do.

They’re not trying to merge us with anything, right. The first thing that I heard from their team, kind of after we signed the documents was, you know, once we get this closed, our job is to make sure we keep you separate. That’s what I heard from their leadership team. Our job is to make sure we keep you separate.

Because they want us to do what we do best. They want us to keep our culture. The second thing they want to do is they want to help us do better by leveraging the resources they have. And what I mean by that is they have 9,000 pharmacies. You know, they have tens of thousands of pharmacists and pharm techs, so, how do we leverage those resources to help our care model? How do we make sure we’re plugging into their data to get better data for all of you to make decisions? How do we make sure we leverage their resources to help us manage chronic illnesses for our patients? Right? So, kind of all the aspects of what we do, all of our objectives. I think they have opportunities for us to plug things in to make us better. But I always think about it. We are going to pull in the things that we think can make us better. You know, we’ll think about it together. They’re not going push things onto us, right. They want to make this successful just like we want to make it successful, you know.

Julie and I have talked a lot about communications and you know people just say hey, they would like to send this message and that message. I said Julie don’t let them send anything that you don’t want to send. You know, why? Because they want this to be successful and they want us to run things. They want our leadership team there. A prerequisite of closing the deal was I agreed to say on, so whether that’s a good thing or a bad thing, for those of you who know me, you’re stuck with me. And the other thing we spent, I spent more time with their HR team, than any other team at CVS walking through our leadership team and thinking about how do we make sure everyone is excited and stays? Because that is the key, right. It’s we are going to be Oak Street Health, we’re going to have our culture, our mission, our team, our care model approach, our centers, our green branding etc. And I think that’s just the key.= I want to make sure that all of you understand and that you are communicating down to your teams.

I know there’s a lot of anxiety because I’ve done a lot of town halls so far today, I think this is my fifth, and the first one I did was in person. And I was with our operations leadership team and, you know, someone asked me like, you know, “How do we think about colors and are we taking their brand and stuff like that?” And you know, I happened to be wearing socks that my first grade daughter bought me for Christmas and I wore the socks because I was getting ready this morning and she walked in and said “Daddy you’re wearing my socks today?”

You know, like I can’t say no to her right, she’s my little girl, like so of course. Yeah, I’ll wear your socks. I put the socks on, and they’re actually socks she bought me for Christmas and they’re actually soccer players and Christmas colors. And so, I have green and red socks on and in the town hall I was doing this morning, you know, I was on stage and people could see my socks and they were like, “Oh Mike is this like a sign we’re transitioning colors?” Like no, I’m wearing my Christmas socks? So, the other thing, that the reason I tell that story is like I think everyone is trying to kind of figure out what’s going on. Everyone’s absorbing and, you know, reading into every word and every little thing.

There are other people saying “oh, does this mean we’re going to see all different ages, we saw it in the announcement,” and I was like “what are you talking about, we’re going to keep focusing on older adults, why would you think we would see all different ages”

And so, you know, we’re here and I’m here and Julie’s here to make sure we’re resourced to answer all of your questions right now, but just importantly I have an ask for all of you, which is make sure when you’re getting the questions asked of you or if you’re even hearing the idle chatter, like stop in and make sure people understand what’s really happening. And if you don’t know if you don’t know the answer, if you hear the concern, you can’t alleviate, you’re not sure, you got to bring that up. You got to ask, and we will get you that answer. Right. And I will commit to you we will get you that answer because so far every single concern I’ve heard, I understand why people are concerned but there’s no reason to be concerned. Right. This is only going to make us stronger. This is only going to help us care for our patients, make this a better place to work, help us make a bigger impact. But I understand why, you know, it can be scary because it’s a big company, and it’s scary, and it’s different and so, I totally get that. So, you know my commitment to you and I know Julie shares this, is we will make sure we are answering your questions. And then the commitment I want back is make sure you are taking that leadership in your centers, in your regions, in your divisions to make sure that you are kind of pushing those messages down as well and getting the answers to questions that are asked.

Mike Pykosz: You know, words like synergies right, is the word that’s used a lot when there’s, you know, different combination companies and things, and that can be a lot of different things. And look sometimes, synergies can mean what people call cost synergies which means like oh, you know, we have two CFOs, and we only need one CFO anymore so we can – a

Julie Silverstein: Oh, that’s not, I’m not into cost synergies.

Mike Pykosz: No, I know that. Neither are we, and so when CVS kind of did the math around this transaction for other, hey, they put zero dollars of actual labor cost synergies in. Zero. They were very clear to us, “We are putting zero dollars and we do not expect any, and we do not want any.”

Julie Silverstein: Okay. Well, so that was a great lesson in communication because I assumed everybody knew I was talking about clinical synergies and ways in which pharmacists, and etc. Other resources could come, to bear, to support us and you thought business, and that’s why we’re both here because we think very differently, and hopefully complementally. Some of the questions that I’ve heard from this group and others is specifically around providers and you know, with this change, will there be any change to provide or autonomy to our, specifically, the way we see patients? We know that CVS health does employee advance practice providers, specifically to man MinuteClinic. The reputation there is variable for some people’s experience, and some is hearsay. Do we expect the role of the advanced practice provider to change in Oak Street, and do we expect structural changes in the way we are contracted in the way we are engaged in our business here at Oak Street as providers.

Mike Pykosz: Yeah. So just a I mean the simple answer to all that is a hard no. Like how are the level of discretion, autonomy, how we work, how we structure our days, who we work for, how we’re organized, how we make decisions, how our advanced practice providers work and what bandwidth and resources to give them. All of those things are going to be the exact same going forward as they are in the past, right? Like the goal here is not to change anything we’re doing. No, we may change things because we’re going to get better. We always change things to get better. So I think our relentless pursuit of getting better won’t change. I want to be clear. In case you didn’t notice, Oak Street hasn’t been static the last five years either, right, and we’ll continue to change and get better. But that is independent and not related to the CVS partnership.

Julie Silverstein: So similar along the same lines, you know, we are all mostly concerned for our patients and for the outcomes that we can bring to our patients when we think about being part of a larger company. It’s natural to be concerned about whether patients will be forced to use CVS as a pharmacy or CVS as a, you know, Caremark, as a benefit manager, or Aetna as a payor. What happens to our payor agnostic structure, if anything, and do we anticipate any pressure to change the freedom of choice that our patients currently have in the healthcare system.

Mike Pykosz: Yeah. I mean the answer to that is absolutely not. CVS has been very clear. This is going to be payor agnostic platform. We would not have signed off if that wasn’t the case. They said it publicly, Karen Lynch their CEO said it publicly in their earnings call two days ago when this was announced. We and they have called all of our payor partners to make sure they know that’s the case, and so that’s not changing. And if you know who your payors isn’t changing, who your part D to your pharmacy plan isn’t changing. Well, your pharmacy doesn’t change who your pharmacy benefits manager doesn’t change and kind of who’s in network for pharmacy doesn’t change so all the way down the line? So no, I mean the answer is that’s going to change.

Now what I hope changes though is we actually leverage the fact they do have all those things to make them better. Right? So I would love better Pharmacy data, and frankly, we could ask CVS to do it backward looking and they may or may not, but I think it’s a much better opportunity for us to actually get them to hook up the pipes and get better data integration and things like that. I think there’s things we have things more like literally when Oak Street patient walks into the pharmacy. This will take time to build. I don’t want to overpromise, but look, like David Buchanan is giddy, I know, because of all these things we can do. We can do things around like literally when someone who’s our patient walks into the pharmacy, an alert will pop up to remind them that that’s an Oak Street patient and maybe remind us in our care plan, or maybe they can re-schedule a visit or things like that.

These are the real things we can do.

Julie Silverstein: I’m really glad that you mentioned partnership because that was such a huge program that was created really under your leadership with your inspiration. And a lot of work went into trying to express just how much gratitude we have to each provider for all the care that that is given at Oak Street and just to remind you our partners, and several are on this call, but several are not, hopefully will be getting this information at a later point. Our partners have been here at least three years and have demonstrated excellence in our care model, and we want you all to stay, we want everyone to be here, and that’s why partnership was created. So it’s wonderful to hear that we are going to find ways to sustain it several of our partners already received some grants earlier this year and I just want to reassure those who are in that situation and those who aspire to be that in that situation in the coming years that nothing is going to happen to that program and that those are real grants.

Mike Pykosz: Yeah, a hundred percent and even some of the other related things. I mean our fellowship programs, absolutely something to keep investing and expanding.

Julie Silverstein: We know we need to retain and we seek more and we want to retain the great talent that we have, so that’s really exciting. So I think maintaining those educational programs is really important to us as a medical team and a provider group, and I think the opportunity to teach and share and demonstrate our model to others and bring in students and residents is great.

So I’m going to go a little to the clinical and maybe a little bit lighter. We heard from Karen Lynch this morning the CEO of CVS Health and she was inspiring, and it was a fun video to watch and for those who haven’t had a chance, I encourage you to look at your email and take a look. But in it she mentioned going to a Woonsocket center and I’m searching the screen to see if Dr. Behtash is on the call, and I can’t see her face if she’s there behind the ones I can see but I have some personal pride… you’re there. Yeah. Okay. Hi Solmaz. Can you tell us, Mike, a little bit about Karen’s sneak visit to Woonsocket and how the clinical team and our model inspired her and helped spur her interest in Oak Street Health. She was Incognito.

Mike Pykosz: Yep. Yep. She was incognito. Oh, you know, this is a this is the full story like it’s kind of funny because like, I don’t know if anyone knows who Karen Lynch is, but she’s like Fortune’s number one most powerful woman in business, like, you know, like she’s a very well known female executive and you know, they’re a big company. So like they sent an advanced team to scout and see where she was going. You know a car shows up and people look at the center then get back in the car drive away and, you know, the team there’s like okay, like who are you? Why didn’t you come inside? But anyways, whatever so that happens in the morning, I heard about it, dying, so I came and I showed up and Karen comes and she introduces herself to people as Karen and they said great to meet you Karen. I think no one had any idea who she was and why she was there, but in true Oak Street fashion, they just wowed her with everything they did and you know, the PRM talked about what they did and the outreach team and the clinical team and the nurses and like It was such a prideful moment for me because I couldn’t have hired actors to represent Oak Street any better than these people did. They had no idea who it was why it was important, but that’s what they do. And that’s what they cared about and they cared about the community and they were excited to share that, and it was it was really powerful and I think that was one of those things where again if they were assessing like is you know, what is the right partner? I think they can look back and say I mean, how could this not be our partner, right? This is one center, one time. I think that’s when they were so… they were continually impressed by not just our results, but the consistency of our results. Our culture, our leadership the way you know, whatever market you look at and whatever thing you look at the model is the same, the culture is the same, the operations the same, the results are the same. That’s pretty unique. I think we take it for granted here at Oak Street Health. Right, but I think when you know, an outside organizations look at us they’re blown away by the results overall and the consistency of our results and the team we bring. So it was a pretty, it was pretty fun. It’s a pretty fun moment for me to you know, whatever happened with that that incident, like whenever I hear and I get to show people Oak Street Health, it’s just a huge moment of pride, and what you guys all do to be part of it.

Julie Silverstein: Let’s switch a little bit to growth. I mean one of our big benefits we have said of this relationship with CVS Health is a potential to grow. Many of the people on this call, myself included, joined Oak Street Health because of our concern about the lack of quality primary care and vulnerable communities and our desire to do the right thing for people who deserve excellent care and it’s part of our Oaky way. We’ve talked a lot about the potential for increased growth and we usually think about more centers. I hope it also means just being able to bring our care model to more people across the country and to accelerate that. Do you think that in this relationship with CVS Health that it’s going to change our priorities for where we grow or how we grow? Or will they be looking to be in affluent areas and will it change the fundamentals of how we seek to expand our reach as Oak Street Health?

Mike Pykosz: No zero, I mean, sadly, there are a lot of communities that are underserved and need more primary care and will benefit from Oak Street. So I mean, I wish that wasn’t the case but the reality is we can open and we will open a lot more centers over the years just like we would have otherwise right in the communities we serve today. So no change in the population we focus on, the model, the mission, none of those things. Again, they want to part of because they love that. They love that aspect we bring. They feel good about the impact we are making and being part of that. So again, you know, no changes there, and I think actually one of the things that hasn’t been talked about, in theory, is you know, CVS is actually closing stores. The retail part of the pharmacy business is a tough business – selling makeup and stuff. And so one of the things is they’re actually things hey, this is great because instead of closing a store in a lower income community that you know, the store is not working out. We just put Oak Street in and not like put an Oak Street in a CVS, to be very clear. We will take out the CVS and we will use the space, and like they have great locations. They got parking lots, they are front and center. So again, I don’t know if that’s going to happen or not. But that’s some of the things I’ve talked about. It’s not trying to change us. But hey, we have great locations that we don’t need anymore. You can take that on right great, right. So I think that’s the type of stuff that that is being talked about in the communities we’re serving, like certainly not going to other places.

Julie Silverstein: I wonder if you could just share with us why you’re so excited about this. I mean, it takes some of us shorter some of us longer periods of time to get to the point of excitement. Can you share with us what you think is the most exciting part?

Mike Pykosz: Why am I excited. Look and we started Oak Street Health ten years ago. And we started Oak Street Health – the biggest reason we launched this company in the first place was because these huge problems in health care in the US. We spend twice as much per capita as any industrialized country. Despite spending twice as much money, we have worse health outcomes, patient experience is poor, provider burnout is a problem. When you peel back the onion it gets even worse, right? Obviously, yes cost is concentrated when people are older but there’s also a disproportionate amount of costs on people who are lower income. There is a disproportionate amount of costs on people of color. There are poor patient outcomes in those demographics and I remember 10 years ago the average life expectancy in the north side of the suburbs of Chicago was 20 years longer than the South Side. Just horrible, depressing stats. And Geoff, Griffin and I believed and frankly still believe today that with the right model of primary care; if you make the right investments in primary care. Investments that frankly will never be made in a traditional primary care group in a fee-for-service model because you can’t make it work sustainably. If you make the right investments, if you have the right team, if you have the right culture, you can make a big difference on these issues. And 10 years later, we’ve proven that. We are reducing hospitalizations by 50%. We are definitely increasing patient satisfaction. It is economically sustainable and it is taking on these challenges every single day. And I cannot be moer proud of that. It’s not easy, it’s because of your amazing hard work. We’re not perfect. We’re going to get better every year at it. But we’re making a huge difference. That said, we’re not moving the needle on these problems on the national level quite yet, right? We’re doing the local level. And so our mark is probably on the local market level like I do believe we are moving the needle on health and equity in Chicago. But we’re not doing it in America. And that’s the next phase of Oak Street Health and look it took us 10 years to get here. It’s probably going to take us another 10 plus years to get there, but I’m actually pretty confident that in 10 years, we’re going to be able to really move the needle. Like there will be less inequities in healthcare in the US and we’ll point to a sliver and say that was because of Oak Street. And to me that’s incredibly powerful. I’m so excited about that. And when we took a step back and we were considering whether we wanted to do this opportunity, what put me over the decision and what got me excited about it was I think our ability to do that. The chance of doing it, the likelihood of doing it, and the speed at which we can do it is greatly enhanced by this partnership because it allows us to meet more patients, it allows us to bring more resources and allows to create more, I think, sustainability to make more investments. And so to me, this is just a step along a journey. It’s a big step. It can be a little scary step, but it’s just a step along our journey to truly transform health care, really living out our mission and while I am beyond proud of what we’ve accomplished, I’m generally not push and look back, like I am incredibly excited about what we will accomplish and what we’re going to do. It is Oak Street Health just as part of a broader organization I think can really help catalyze that journey. So that is what I’m excited about, what are you excited about?

Julie Silverstein: I’m happy to answer that question. I, you know, I started my journey as a Primary Care General Internist, and I still identify as a Primary Care General Internist. My goal was to be a really good doctor, and I think I was – maybe still am, but I don’t test it out often enough – a really good doctor. I listened to my patients. I helped them. They loved me. I had 500 people in a very part-time practice that got great care. And, I went into education because I felt like, “Well if I can help others provide good care and learn good clinical medicine and be sound, I can influence that many more lives.” And, so, I was a teacher for many years and in academia, and I struggled with the way we provided care in primary care. So, I took the leap to become a little bit more of an administrator so I could control the system. Many of the people on this call know that I’m passionate about team care. And, I started doing things like hiring social work, integrating behavioral health, creating pharmacy programs, medical-legal partnerships, and things to sustain the communities I was taking care of in an academic environment.

So, I joined Oak Street because it was the ultimate way to devote myself to Primary Care in a team-based environment and really influence systems. So, what excites me in that background is to be part of it at the national level. It’s what excited me about my role in the beginning, but really for us all to be in a position to influence the development of outstanding primary care resources. To practice medicine the way it should be practiced. To use our team members and work with our colleagues in a multi-disciplinary way. To improve the health of the country as opposed to the 500 people I used to work on. I think that’s incredible. So, I hope all of you feel that way too because, it’s a little hard to realize, but it takes each and every one of you and each and every one of us to get there together.

So, I’m excited, and I’m excited to do it with you, Mike. It took me a little while to get there too to be honest, but we really have – Mike always said we have the best team in healthcare, and we do have the best team in healthcare. And, I hope that this just put some – lights a fire and ignites us at rocket speed to bring our care to more people.

Off camera: We are getting some questions. So, one – it’s actually from Ali: What are some of the specific opportunities you might have for us to deepen our health equity and clinical impact through this partnership? So, I think expanding on some of what you’ve discussed already, but through a health equity lens.

Mike Pykosz: Do you want to take this one?

Julie Silverstein: You can.

Mike Pykosz: So, look – and I just said this earlier – I don’t want to [inaudible] to be business people, etcetera etcetera, but I’m going to go to more of the resources line, right? Like, our whole model is predicated on investing more for patients to keep them healthier – to avoid unnecessary hospitalizations. And then, hospitalizations are a lot more important expensive than a lot of the stuff we we do in primary care and that frees up savings, right? And then we can invest those savings in what we do. So, it’s a very positive cycle. The reality is when you open up a center, it takes years before the center actually has enough savings generated to pay for all the costs of the center. And, a lot of us, because you don’t have a lot of patients to spread it over, right? So, you can take great care of a few number of patients – you have rent for the center, you have welcome coordinators, technology, and you all these costs, right. So, you need to get enough patients. You need to have them in the model at enough time, and then it flips. And then it produces more resources and you can keep investing in those resources, right?

And so, when I think about how we can drive, you know, impacts on health equity, it really is driving more resources to more communities that need it and having deeper resources, whether that’s more social workers, whether it’s more community health workers, whether it’s more nutrition support, whether it’s some program I’ve never thought about, I’ve always wanted to get and do more on care in the home. Like, there’s a lot of stuff we can do to drive our care model. I’m sure you all have much better ideas than I do of how to drive the care model forward and the way to do those things right – the way to be able to do those things or to have better technology whatever it is is to have more resources to invest. And so, I know it’s a little bit counterintuitive – “Oh, growth will help our care model” – but it really does. Because, you can fill up centers faster. And, I don’t mean it’s like jam people’s panels and make people overly busy. To be very clear, the first roles I approved after we signed the contract were – and maybe Ali got to me first – every single one of them were roles on the Provider Services to help us hire more providers. I approved a role to help us expand the number of residency programs we work with. I approved a role to help us go to more conferences. I approved more recruiters because I know we’re going need more providers, right? Incumbent in that is also making sure we retain our current team of providers and continue to make work amazing for them and easier for them. I’ve already made that a focus this year, and it’s already something we’re going to keep doing. But, if we do that, we can keep this positive cycle going and keep investing more and more and more. I actually am confident those investments will lead to better care – a better working environment for our team, and that cycle will keep running. So, I think this is a way to kind of, you know, further accelerate that positive feedback loop.

Julie Silverstein: The one thing I would just add to that is that one of the challenges we’ve had in the health equity space is being able to actually understand our disparities and measure our impact. And so, I’m optimistic that with additional analytical resources and some other capabilities and funding that we’ll actually be able to measure and understand and hopefully feel great about the care that we are providing and then maybe develop programs that target some things where we have blind spots where disparities have not yet been addressed by our model and it might need some evolution. So, I think that in general, being able to pay more specific attention to some of our goals, which include health equity, is going to be accelerated by the relationship.

Off camera: Another question we got from Lalu is thinking – so as we think about sort of the trade-offs between staying independent as opposed to joining – becoming a part of CVS, how do we think about? Maybe Mike, for you, how did you think about that trade-offs, in particular as it relates to being payor agnostic independently versus being payor agnostic within a larger company?

Mike Pykosz: The being payor agnostic was going to be a constant on both sides, right? A non-payor agnostic model wasn’t something we were going to do nor something they ever suggested, right? So, I think that one part is making sure there’s alignment of the vision. And, I think similarly, we didn’t want to be kind of merging into something else. We know what we’re doing. We love our culture. And so, I think there’s some prerequisites around this is what we would even consider. And, I think what they were wanting to do is very much aligned with what we would consider, right? It wasn’t that we wanted to change what they wanted to do. They were coming in with the same things. “We don’t want you to change. We want you to do what you do, right? We want you to be payor agnostic.” So, I think that kind of fit from a, “Okay. How we want to go forward could work under this construct,’ right? So I think that was number one was not changing kind of how we want to work, but fitting on the same construct, you know?

I think number two… it really came down to, you know, what is going to lead to long-term success for the organization? And, look, there’s some benefits of staying independent. I think, you know, you have a little bit more control and things like that. But sometimes when you’re independent, you in a way have less control because, you know, you don’t have the support of a broad organization, the resources of a broad organization, you know? You don’t have as much to kind of buffer the dips in the valleys as you would if you’re part of something bigger, right? And so, I think what came down to it and really what got me over the top was, “What’s going to enhance the chance of success for Oak Street?” And, I think this really came out on top. It wasn’t really even close. What’s funny actually is if you think about whose job is going to be different in six months or a year or two years, probably the only person’s job to change a lot is mine, right? Because you know, a lot of my job won’t be meeting with investors externally and managing a board, but it’ll be kind of managing all the things around CVS. And you know, one of my commitments you – that’s my job, right? Like none of you – and I’ve communicated that to that to Julie as well, you know – need to be worried about that. Like, my job is to make sure that, you know, we’re not being bothered, we are keeping our culture, we are acting independently, we’re providing phenomenal care, and really living our mission every day. My second job is to make sure I’m getting as many resources from them as possible, like the integrations with the pharmacies, like the customer service, like all the other things we want to make sure I’m getting those to make us do even better. Like, that’s my job. And what all of your job is is to keep leading the best, you know, medical group in the country and keep building it. And again, I think that’s, to me, that’s pretty exciting. And you know, I like learning new things. So, I’ll learn this one.

Off camera: We have a question from Kevin Scott. Will this opportunity potentially allow for some acceleration of new provider hires in established centers in order to maximize capacity to be able to serve potentially expanded growing patient populations?

Mike Pykosz: I mean, the short answer is yeah. The longer answer is, like, not much changes and not much changes. Period. We still have budgets. We saw targets, but this is easy for me to say, harder to execute. I am always the one that says if we find a good doctor to [inaudible] hire them, and we will find the budget. Yeah, easier for me to say, but you’re hearing it from me, right? Like, we should always be looking to bring on great people to our team, and we will figure out kind of, you know, where they go and how to get them leverage, right? We were talking about, you know, residency hiring for example, and I just totally – hire as many residents as want to come. We will find roles for them. We’ll figure it out, right? Because, I’ve been in this for 10 years. I cannot remember a time we said, “Man, we just have too many great providers. What do we do with all them?” Let’s make that problem, and then we’ll figure out how to solve it. And, frankly we will solve it by just making sure we’re getting more patients, right? So, I think that we should always be looking to hire more and bring more great people on. And, just as importantly, keeping the great people we have. You know one thing we need to make sure we do is, in my very biased opinion, no one should ever leave Oak Street because we have the best place to work in healthcare.

Off camera: Another question that came in is around the expected timing of the transaction and also as it relates to implications for equity based on when the deal actually closes. I think, basically, implications for if it closes this year versus next year.

Mike Pykosz: Yeah, so there’s a whole FAQ for those [inaudible] OSH equity because equity can be a very complicated topic. So, look, the transaction is going to be at 39 dollars a share. That is public. So, as you probably saw over last couple days, if you follow these things, our stock price went up closer to 39. It’s not at 39. Why isn’t a 39? There’s a time value of money. So, people aren’t going to get paid tomorrow. So, they’re not going to pay $39 for stock today that they’re not going to get the money for until sometime in the future, right? So, there’s always going to be what’s called “spread” between the price and the merger price and that when we close, that’ll close, right?

Mike Pykosz: If you are already a partner, you got a grant in January. When that vests, you will get 39 dollars for every one of those shares you were granted, and the great news is you’ve already up a bunch. Congrats! You’re great investors. So, that’s kind of how it would work from the equity –

Julie Silverstein: It’s true.

Off camera: I got one follow-up question. I know we’ve received a lot of questions about this for the provider partnership program more broadly. Like, is that a program that we expect will still exist even post transaction or is that something that is still to be determined?

Mike Pykosz: The partnership program will 100% exist. I’m super excited about that program. We will likely keep granting equity grants. Now, obviously if we’re part of CVS, those will be CVS stock grants. And we also revisit, you know, do we do equity grants? So, we do some type of deferred cash conversation. We can figure out what that looks like exactly, but the program will exist. The kind of dollars associated with the program will exist – kind of the structure on how the dollars are paid out. We will review that. I don’t have an answer to that but we will figure that out, but the program will exist. I can – in the economics of that program and the more important the other pieces that go along with the program will still exist.

Off camera: Feel free to send any other questions our way.

Julie Silverstein: Anything else? Are there any individuals who have any comments? Does everybody want to unmute and say this is great? You know I don’t like quiet meetings.

Ali Khan: We want you guys to hug.

Julie Silverstein: We’re across the table.

Mike Pykosz: Absolutely. A big hug.

Julie Silverstein: Can you see all that?

Mike Pykosz: Thank you for that ask.

Julie Silverstein: I don’t know who said that.

Off camera: It was only Ali. He specifically asked you to hug over a CVS heart.

Julie Silverstein: But oh, we’re hugging over Oak Street.

Mike Pykosz: Yeah, absolutely.

Julie Silverstein: We’re hugging over Oak Street, and we hope that you all feel the love that we’re sending your way. Thanks for coming at the last minute to the meeting and joining us, and thank you for your leadership. It’s incredibly important. It’s really exciting to be entering into this with all of you, and thanks for being on the journey with us and more to come. We also want to commit to this group that as there are things that happen and the work progresses and there’s information to share, we will be as transparent as possible and engage as many of you as possible wherever there’s opportunity to participate in the process that we’re going to go through for the first time together over the next several months and even after our business relationship has begun. So, thanks for helping out.

Julie Silverstein: Yes, there will still be grand rounds, Charlie Laredo. We are still expecting to execute on all the programs we’ve always executed on and our journey towards clinical excellence and advancing our skill set, And the care we provide for our patients is actually going to be accelerated by the ability to invest further in it. And so, it’s incredibly exciting – but the goals will not change and the plan will not change and our need to keep people happy, healthy and out of the hospital has absolutely not changed. So, business as usual and don’t expect anything more to happen, but please keep questions coming our way if you have concerns, comments, questions or just to participate. So, thanks for your attention.

FORWARD LOOKING STATEMENTS

Cautionary Statement Regarding Forward-Looking Statements

The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements made by or on behalf of Oak Street Health or CVS Health. This communication contains forward-looking statements, which include all statements that do not relate solely to historical or current facts, such as statements regarding Oak Street Health’s expectations, intentions or strategies regarding the future. In some cases, you can identify forward-looking statements by the following words: “may,” “will,” “could,” “would,” “should,” “expect,” “intend,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “project,” “aim,” “potential,” “continue,” “ongoing,” “goal,” “can,” “seek,” “target” or the negative of these terms or other similar expressions, although not all forward-looking statements contain these words. Statements in this communication that are forward looking may include, but are not limited to, statements regarding the benefits of the proposed acquisition of Oak Street Health by CVS Health and the associated integration plans, expected synergies and revenue opportunities, anticipated future operating performance and results of Oak Street Health or CVS Health, the expected management and governance of Oak Street Health following the acquisition and expected timing of the closing of the proposed acquisition and other transactions contemplated by the merger agreement governing the proposed acquisition (the “Merger Agreement”). By their nature, all forward-looking statements are not guarantees of future performance or results and are subject to risks and uncertainties that are difficult to predict and/or quantify. Such risks and uncertainties include, but are not limited to: the occurrence of any event, change or other circumstance that could give rise to the right of Oak Street Health or CVS Health or both of them to terminate the Merger Agreement, including circumstances requiring a party to pay the other party a termination fee pursuant to the Merger Agreement; the failure to obtain applicable regulatory or Oak Street Health stockholder approval in a timely manner or otherwise; the risk that the acquisition may not close in the anticipated timeframe or at all due to one or more of the other closing conditions to the transaction not being satisfied or waived; the risk that there may be unexpected costs, charges or expenses resulting from the proposed acquisition; risks related to the ability of Oak Street Health and CVS Health to successfully integrate the businesses and achieve the expected synergies and operating efficiencies within the expected timeframes or at all and the possibility that such integration may be more difficult, time consuming or costly than expected; risks that the proposed transaction disrupts Oak Street Health’s or CVS Health’s current plans and operations; the risk that certain restrictions during the pendency of the proposed transaction may impact Oak Street Health’s or CVS Health’s ability to pursue certain business opportunities or strategic transactions; risks related to disruption of each company’s management’s time and attention from ongoing business operations due to the proposed transaction; continued availability of capital and financing and rating agency actions; the risk that any announcements relating to the proposed transaction could have adverse effects on the market price of Oak Street Health’s and/or CVS Health’s common stock, credit ratings or operating results; the risk that the proposed transaction and its announcement could have an adverse effect on the ability of Oak Street Health and CVS Health to retain and hire key personnel, to retain customers and to maintain relationships with each of their respective business partners, suppliers and customers and on their respective operating results and businesses generally, including with respect to Humana Inc. and its affiliates, which lease or license to Oak Street Health a majority of Oak Street Health’s primary care centers; the risk of litigation that could be instituted against the parties to the Merger Agreement or their respective directors, managers or officers and/or regulatory actions related to the proposed acquisition, including the effects of any outcomes related thereto; risks related to unpredictable and severe or catastrophic events, including but not limited to acts of terrorism, war or hostilities, cyber attacks, or the impact of the COVID-19 pandemic or any other pandemic, epidemic or outbreak of an infectious disease in the United States or worldwide on Oak Street Health’s or CVS Health’s business, financial condition and results of operations, as well as the response thereto by each company’s management; and other business effects, including the effects of industry, market, economic, political or regulatory conditions. Also, Oak Street Health’s and CVS Health’s actual results may differ materially from those contemplated by the forward-looking statements for a number of additional reasons as described in Oak Street Health’s and CVS Health’s respective filings with the Securities and Exchange Commission (the “SEC”), including those set forth in the Risk Factors section and under any “Forward-Looking Statements” or similar heading in Oak Street Health’s or CVS Health’s respective most recently filed Annual Report on Form 10-K, Oak Street Health’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2022 and Oak Street Health’s and CVS Health’s Current Reports on Form 8-K.

You are cautioned not to place undue reliance on Oak Street Health’s or CVS Health’s forward-looking statements. Oak Street Health’s and CVS Health’s respective forward-looking statements are and will be based upon each company’s management’s then-current views and assumptions regarding CVS Health’s proposed acquisition of Oak Street Health, future events and operating performance, and are applicable only as of the dates of such statements. Neither Oak Street Health nor CVS Health assumes any duty to update or revise forward-looking statements, whether as a result of new information, future events, uncertainties or otherwise.

Additional Information and Where to Find It

This communication is being made in respect to the proposed transaction involving Oak Street Health and CVS Health. A meeting of the stockholders of Oak Street Health will be announced as promptly as practicable to seek Oak Street Health stockholder approval in connection with the proposed transaction. Oak Street Health and CVS Health intend to file relevant materials with the SEC, including that Oak Street Health will file a preliminary and definitive proxy statement relating to the proposed transaction. The definitive proxy statement will be mailed to Oak Street Health’s stockholders. This communication is not a substitute for the proxy statement or any other document that may be filed by Oak Street Health with the SEC.

BEFORE MAKING ANY DECISION, OAK STREET HEALTH STOCKHOLDERS ARE URGED TO CAREFULLY READ THE PRELIMINARY AND DEFINITIVE PROXY STATEMENTS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS FILED OR TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION OR INCORPORATED BY REFERENCE INTO THE PROXY STATEMENT WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.

Any vote in respect of resolutions to be proposed at Oak Street Health’s stockholder meeting to approve the proposed transaction or other responses in relation to the proposed transaction should be made only on the basis of the information contained in Oak Street Health’s proxy statement. You will be able to obtain a free copy of the proxy statement and other related documents (when available) filed by Oak Street Health and documents filed by CVS Health with the SEC at the website maintained by the SEC at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.

No Offer or Solicitation

This communication is for information purposes only and is not intended to and does not constitute, or form part of, an offer, invitation or the solicitation of an offer or invitation to purchase, otherwise acquire, subscribe for, sell or otherwise dispose of any securities, or the solicitation of any vote or approval in any jurisdiction, pursuant to the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Oak Street Health, CVS Health and certain of their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from Oak Street Health’s stockholders in connection with the proposed transaction. Information regarding CVS Health’s directors and executive officers is contained in CVS Health’s Definitive Proxy Statement for its 2022 Annual Meeting of Stockholders filed with the SEC on April 1, 2022 as updated by CVS Health’s subsequent filings made on www.sec.gov. Information regarding Oak Street Health’s directors and executive officers, including a description of their respective direct or indirect interests, by security holdings or otherwise, will be included in the proxy statement described above. These documents (when available) may be obtained free of charge from the SEC’s website at www.sec.gov or by accessing the Investor Relations section of Oak Street Health’s website at https://www.oakstreethealth.com for documents filed by Oak Street Health or the Investors portion of CVS Health’s website at https://investors.cvshealth.com for documents filed by CVS Health.